CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use of our report dated December 3, 1998 on the financi+al statements of the following Funds referred to therein, all of which are series of PIC Investment Trust, which financial statements are incorporated by reference in Post-Effective Amendment No. 29 to the Trust's Registration
Statement:

         Provident Investment Counsel Pinnacle Balanced Fund A
         Provident Investment Counsel Pinnacle Growth Fund A
         Provident Investment Counsel Pinnacle Mid Cap Fund A
         Provident Investment Counsel Pinnacle Small Company Growth Fund A

We also consent to the reference to our firm in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Custodian and Auditors."

                                         /s/ McGladrey & Pullen, LLP

                                         McGladrey & Pullen, LLP

New York, New York
February 22, 1999